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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                 AMERIGON, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    03070L300
                      ------------------------------------
                                 (CUSIP Number)


                               DECEMBER 31, 2002
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       |X|   Rule 13d-1(b)

       |_|   Rule 13d-1(c)

       |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 2 Pages

...................................
CUSIP No.  03070L300
...................................

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS.
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         MicroCapital LLC
         13-4103993

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
         (A) |X|

         (B) |_|

--------------------------------------------------------------------------------
         SEC USE ONLY
3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         Delaware

--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5

                    ------------------------------------------------------------

                           SHARED VOTING POWER
                     6
                           1,331,302
  NUMBER OF SHARES  ------------------------------------------------------------
   BENEFICIALLY
     OWNED BY              SOLE DISPOSITIVE POWER
       EACH          7
     REPORTING
    PERSON WITH     ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                           1,331,302
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         1,331,302
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       11.99%
--------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12       IA
--------------------------------------------------------------------------------

                                                               Page 3 of 3 Pages

...................................
CUSIP No.  03070L300
...................................

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS.
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Ian P. Ellis

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
         (A) |X|

         (B) |_|

--------------------------------------------------------------------------------
         SEC USE ONLY
3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         U.K.

--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5

                    ------------------------------------------------------------

                           SHARED VOTING POWER
                     6
                           1,331,302
  NUMBER OF SHARES  ------------------------------------------------------------
   BENEFICIALLY
     OWNED BY              SOLE DISPOSITIVE POWER
       EACH          7
     REPORTING
    PERSON WITH     ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                          1,331,302
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         1,331,302
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       11.99%
--------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12       IN, HC
--------------------------------------------------------------------------------

                                                               Page 4 of 4 Pages

...................................
CUSIP No.  03070L300
...................................

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS.
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         MicroCapital Fund LP
         52-2286453

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
         (A) |X|

         (B) |_|

--------------------------------------------------------------------------------
         SEC USE ONLY
3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         Delaware

--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5

                    ------------------------------------------------------------

                           SHARED VOTING POWER
                     6
                           716,602
  NUMBER OF SHARES  ------------------------------------------------------------
   BENEFICIALLY
     OWNED BY              SOLE DISPOSITIVE POWER
       EACH          7
     REPORTING
    PERSON WITH     ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                           716,602
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         716,602
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       6.45%
--------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12       PN
--------------------------------------------------------------------------------

                                                               Page 5 of 5 Pages

...................................
CUSIP No.  03070L300
...................................

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS.
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         MicroCapital Fund Ltd.

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
         (A) |X|

         (B) |_|

--------------------------------------------------------------------------------
         SEC USE ONLY
3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         Cayman Islands

--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5

                    ------------------------------------------------------------

                           SHARED VOTING POWER
                     6
                           516,700
  NUMBER OF SHARES  ------------------------------------------------------------
   BENEFICIALLY
     OWNED BY              SOLE DISPOSITIVE POWER
       EACH          7
     REPORTING
    PERSON WITH     ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                           516,700
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         516,700
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       4.65%
--------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12       CO
--------------------------------------------------------------------------------

                                                               Page 6 of 6 Pages

...................................
CUSIP No.  03070L300
...................................

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS.
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Nattak Corporation

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
         (A) |X|

         (B) |_|

--------------------------------------------------------------------------------
         SEC USE ONLY
3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         Cayman Islands
--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5

                    ------------------------------------------------------------

                           SHARED VOTING POWER
                     6
                           0
  NUMBER OF SHARES  ------------------------------------------------------------
   BENEFICIALLY
     OWNED BY              SOLE DISPOSITIVE POWER
       EACH          7
     REPORTING
    PERSON WITH     ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                           0
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         0
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       0%
--------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12       CO
--------------------------------------------------------------------------------

                                                               Page 7 of 7 Pages

...................................
CUSIP No.  03070L300
...................................

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS.
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Price Trust UTA Dated 10/5/84, As Amended
         ###-##-####

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
         (A) |X|

         (B) |_|

--------------------------------------------------------------------------------
         SEC USE ONLY
3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
4

--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5

                    ------------------------------------------------------------

                           SHARED VOTING POWER
                     6
                           98,000
  NUMBER OF SHARES  ------------------------------------------------------------
   BENEFICIALLY
     OWNED BY              SOLE DISPOSITIVE POWER
       EACH          7
     REPORTING
    PERSON WITH     ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                           98,000
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         98,000
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       0.88%
--------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12       OO
--------------------------------------------------------------------------------

                                                               Page 8 of 8 Pages

Item 1.

         (a)      Name of Issuer

                  Amerigon, Inc.


         (b)      Address of Issuer's Principal Executive Offices

                  5462 Irwindale Avenue
                  Irwindale, CA 91760

Item 2.

         (a)      Name of Person Filing

                  This statement is being filed by (i) MicroCapital LLC, a Delaware limited liability company and registered investment adviser ("IA"), (ii) Ian P. Ellis ("Managing Member"), (iii) MicroCapital Fund LP, (iv) MicroCapital Fund Ltd., (v) Nattak Corporation, and (vi) Price Trust UTA Dated 10/5/84, As Amended (collectively, the "Reporting Persons"). Managing Member controls IA by virtue of Managing Member's position as managing member and majority owner of IA.

                  IA's beneficial ownership of the Common Stock is direct as a result of IA's discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients. Managing Member's beneficial ownership of Common Stock is indirect as a result of Managing Member's ownership and management of IA. The beneficial ownership of Managing Member is reported solely because Rules 13d-1(a) and (b) under the Securities Exchange Act of 1934, as amended, require any person who is "directly or indirectly" the beneficial owner of more than five percent of any equity security of a specified class to file a Schedule 13G. The answers in blocks 6, 8, 9 and 11 above and the response to item 4 by Managing Member are given on the basis of the "indirect" beneficial ownership referred to in such Rule, based on the direct beneficial ownership of Common Stock by IA and the relationship of Managing Member to IA referred to above.

                  Information with respect to each Reporting Person is given solely by the respective Reporting Person, and no Reporting Person undertakes hereby any responsibility for the accuracy or completeness or such information concerning any other Reporting Person.

         (b)      Address of Principal Business office or, if None, Residence

                  IA's principal business office is located at:
                  410 Jessie Street, Suite 1002, San Francisco, CA 94103

                  Managing Member's principal business office is located at:
                  410 Jessie Street, Suite 1002, San Francisco, CA 94103

                                                               Page 9 of 9 Pages



                  MicroCapital Fund LP's principal business office is located at:
                  410 Jessie Street, Suite 1002, San Francisco, CA 94103

                  MicroCapital Fund Ltd.'s principal business office is located at:
                  c/o Citco Fund Services (Curacao) N.V., Kaya Flamboyan 9, Curacao, Netherland Antilles

                  Nattak Corporation's principal business office is located at:
                  West Wind Building, Harbour Drive, George Town, Grand Cayman, Cayman Islands, B.W.I.

                  Price Trust UTA Dated 10/5/84, As Amended: 2400 Bridgeway, Suite 230, Sausalito, California 94965

         (c)      Citizenship

                  Item 4 of each cover page is incorporated by reference

         (d)      Title of Class Securities

                  Common

         (e)      CUSIP Number

                  03070L300

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a)    |_|    Broker or dealer registered under section 15 of
                                the Act (15 U.S.C. 78o).

                  (b)    |_|    Bank as defined in section 3(a)(6) of the Act
                                (15 U.S.C. 78c).

                  (c)    |_|    Insurance company as defined in section 3(a)(19)
                                of the Act (15 U.S.C. 78c).

                  (d)    |_|    Investment company registered under section 8 of
                                the Investment Company Act (15 U.S.C. 80a-8).

                  (e)    |X|    An investment adviser in accordance with Section
                                240.13d-1(b)(1)(ii)(E).

                  (f)    |_|    An employee benefit plan or endowment fund in
                                accordance with Section 240.13d-1(b)(ii)(F).

                  (g)    |_|    A parent holding company or control person in
                                accordance with Section 240.13d-1(b)(1)(ii)(G).

                  (h)    |_|    A savings association as defined in Section 3(b)
                                of the Federal Deposit Insurance Act (12 U.S.C.
                                1813).

                  (i)    |_|    A church plan that is excluded from the
                                definition of an investment company under
                                section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                  (j)    |_|    Group in accordance with Section
                                240.13d-1(b)(ii)(J).

Item 4.           Ownership

                  Common Stock:

                                                             Page 12 of 12 Pages



                         Items 5-9 and 11 of each cover sheet are incorporated by reference.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |_|

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  IA, a registered investment adviser, and Managing Member, the majority owner and managing member of IA, have the right or the power to direct the receipt of dividends from Common Stock, and to direct the receipt of proceeds from the sale of Common Stock to IA's investment advisory clients. MicroCapital LP owns more than 5% of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.
                  See Exhibit A

Item 9.           Notice of Dissolution of Group.
                  Not Applicable

Item 10.          Certification:

                  (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held I the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

Date:  March 27, 2003

                               MICROCAPITAL LLC

                               /s/ Ian P. Ellis
                               -------------------------------------------------
                               Ian P. Ellis, Managing Member

                               IAN P. ELLIS

                               /s/ Ian P. Ellis
                               -------------------------------------------------
                               Ian P. Ellis

                                                             Page 11 of 11 Pages



                               MICROCAPITAL FUND LP

                               /s/ Ian P. Ellis
                               -------------------------------------------------
                               Ian P. Ellis, Managing Member, Investment Adviser

                               MICROCAPITAL FUND LTD.

                               /s/ Ian P. Ellis
                               -------------------------------------------------
                               Ian P. Ellis, Managing Member, Investment Adviser

                               NATTAK CORPORATION

                               /s/ Ian P. Ellis
                               -------------------------------------------------
                               Ian P. Ellis, Managing Member, Investment Adviser

                               PRICE TRUST UTA DATED 10/5/84, AS AMENDED

                               /s/ Ian P. Ellis
                               -------------------------------------------------
                               Ian P. Ellis, Managing Member, Investment Adviser

                                                             Page 12 of 12 Pages



EXHIBIT A
        -

            Identification and Classification of Members of the Group
            ---------------------------------------------------------


Pursuant to Rule 13d-1(b)(1)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, the members of the group making this joint filing are identified and classified as follows:

               Name                                  Classification
               ----                                  --------------

MicroCapital LLC                      A Delaware limited liability company,
                                      Investment Adviser

Ian P. Ellis                          Individual, control person of MicroCapital
                                      LLC

MicroCapital LP                       A Delaware limited partnership

MicroCapital Ltd.                     A Cayman Islands company

Nattak Corporation                    A Cayman Islands company

Price Trust UTA Dated 10/5/84, As     A California Trust
Amended